News Release

U.S. Bancorp Announces Redemption of all Outstanding Depositary Shares Representing Interests in its Series G Non-Cumulative Perpetual Preferred Stock

MINNEAPOLIS, MN (March 3, 2017) — U.S. Bancorp today announced that it has provided notice of its intent to redeem on April 15, 2017, all of its outstanding Series G Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share (the “Series G Preferred Stock”), and the corresponding depositary shares, each representing a 1/1,000th interest in a share of the Series G Preferred Stock (the “Series G Depositary Shares”). The Series G Preferred Stock will be redeemed at a redemption price per share equal to $25,000 (equivalent to $25 per Series G Depositary Share). Because the redemption date is also a dividend payment date, the redemption price does not include any accrued and unpaid dividends. The regular quarterly dividends, in an amount equal to $375.00 per share of Series G Preferred Stock (equivalent to $0.375 per Series G Depositary Share), for the full current quarterly dividend period from and including January 15, 2017, to but excluding April 15, 2017, will be paid separately in the customary manner to holders of record on March 31, 2017. Because April 15, 2017, is not a business day, both the redemption price and the regular quarterly dividends will be paid, separately, on the next succeeding business day, April 17, 2017.

All Series G Depositary Shares (NYSE: USB.PrN) are held in book-entry form through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Upon redemption, the Series G Preferred Stock and the Series G Depositary Shares will no longer be outstanding and all rights with respect to such stock and depositary shares will cease and terminate, except the right to payment of the redemption price plus accrued and unpaid dividends. Also upon redemption, the Series G Depositary Shares will be delisted from trading on the New York Stock Exchange.

Minneapolis-based U.S. Bancorp (NYSE: USB), with $446 billion in assets as of December 31, 2016, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,106 banking offices in 25 states and 4,842 ATMs and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

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Contact:

Jennifer Thompson, U.S. Bank Investor Relations – 612.303.0778; jen.thompson@usbank.com

Dana Ripley, U.S. Bank Corporate Communications – 612.303.3167; dana.ripley@usbank.com